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Progress Software Announces Conference Call Details for 2018 Annual Meeting of Stockholders

Bedford, MA - May 14, 2018 - Progress  (NASDAQ: PRGS), the leading provider of application development and deployment technologies, today announced conference call details for its upcoming Annual Meeting, to be held at the Company’s offices at 14 Oak Park, Bedford, MA on Thursday, May 17, 2018. Driving directions to the meeting can be found on Progress’s website at http://www.progress.com.

The meeting will be broadcast live at 10:00 a.m. ET on Thursday, May 17, 2018, and will include management’s discussion of prior year results and goals for the coming year.

Conference Call Details
The conference call can be accessed on the investor relations section of the company’s website, located at http://www.progress.com/ or dial-in at 866-548-4713, confirmation code 6166512. Please join the conference call at least 10 minutes early to register.

An archived version of the conference call will be available on the Progress Investor Relations webpage after the live conference call.

About Progress
Progress (NASDAQ: PRGS) offers the leading platform for developing and deploying strategic business applications. We enable customers and partners to deliver modern, high-impact digital experiences with a fraction of the effort, time and cost.  Progress offers powerful tools for easily building adaptive user experiences across any type of device or touchpoint, award-winning machine learning that enables cognitive capabilities to be a part of any application, the flexibility of a serverless cloud to deploy modern apps, business rules, web content management, plus leading data connectivity technology. Over 1,700 independent software vendors, 100,000 enterprise customers, and two million developers rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

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